Exhibit 99.7

STUBHUB HOLDINGS, INC.

RESTRICTED STOCK UNIT GRANT NOTICE

(AMENDED AND RESTATED 2022 OMNIBUS INCENTIVE PLAN)

StubHub Holdings, Inc., (the “Company”), pursuant to the Company’s Amended and Restated 2022 Omnibus Incentive Plan (the “Plan”), hereby awards to the individual set forth below the number of restricted stock units (“RSUs”) set forth below (the “Award”). The Award constitutes an Other Stock-Based Award under the Plan, and will be evidenced by a Restricted Stock Unit Award Agreement (the “Agreement”). The Award is subject to all of the terms and conditions as set forth in this Restricted Stock Unit Grant Notice (the “Grant Notice”) and in the Agreement and the Plan, each of which is attached to this Grant Notice and incorporated by reference into this Grant Notice in its entirety. In the event of any conflict between the Agreement or Grant Notice and the Plan, the Plan shall control. Capitalized terms not explicitly defined in this Grant Notice or in the Agreement but defined in the Plan will have the same definitions as in the Plan.

Participant:
Number of RSUs:
Date of Grant:
Vesting Commencement Date:

Vesting Schedule:

The Award shall vest [•] during the [•]-[month]/[year] period commencing as of the Vesting Commencement Date in substantially equal installments during such period, subject to Participant’s continuous Service with the Company or an Affiliate from the Date of Grant through each such vesting date (each such date, a “Vesting Date”). For clarity, except as otherwise determined by the Committee or Administrator, if Participant’s Service terminates for any reason, no additional RSUs will vest on or after the date of such termination of Service.

Additional Terms/Acknowledgements: Participant acknowledges receipt of, and understands and agrees to, this Grant Notice and the Agreement. Participant and the Company hereby acknowledge and agree that this Grant Notice, the Agreement and the Plan contain the entire agreement and understanding between Participant and the Company with respect to the grant of the RSUs contemplated hereunder and the shares of Common Stock underlying the Award, and supersedes, replaces and makes null and void all prior understandings, agreements or representations, whether oral and written, between Participant and the Company with respect to the grant of the RSUs contemplated hereunder and the shares of Common Stock underlying the Award, provided, that any accelerated vesting provisions in any agreement between Participant and the Company or any plan, policy or other arrangement maintained by the Company that is applicable to Participant shall not be superseded by this Grant Notice or the Plan and shall continue to apply to the extent provided, and on the terms and conditions set forth, therein. For the avoidance of doubt, this Grant Notice and the Agreement shall not supersede or replace any agreements between Participant and the Company with respect to prior grants of equity awards.

STUBHUB HOLDINGS, INC.	PARTICIPANT

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

ATTACHMENTS: Restricted Stock Unit Award Agreement, A&R 2022 Omnibus Incentive Plan

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STUBHUB HOLDINGS, INC.

RESTRICTED STOCK UNIT AWARD AGREEMENT

(AMENDED AND RESTATED 2022 OMNIBUS INCENTIVE PLAN)

Pursuant to the Restricted Stock Unit Grant Notice (the “Grant Notice”) and this Restricted Stock Unit Award Agreement (the “Agreement”), StubHub Holdings, Inc. (the “Company”) has awarded you, in consideration of your services, the number of restricted stock units (“RSUs”) indicated in the Grant Notice (the “Award”) under the Company’s Amended and Restated 2022 Omnibus Incentive Plan (the “Plan”). The Award is granted to you effective as of the date of grant set forth in the Grant Notice (the “Date of Grant”). Capitalized terms not explicitly defined in this Agreement or in the Grant Notice but defined in the Plan will have the same definitions as in the Plan.

1. GRANT OF THE AWARD. The Award constitutes an Other Stock-Based Award under the Plan. Each RSU represents your right to receive on a future date one share of Common Stock for each RSU that vests.

2. RSUS AND SHARES OF COMMON STOCK.

(a) The RSUs and the number of shares of Common Stock underlying the RSUs may be adjusted from time to time as described in Section 9 of the Plan.

(b) Any additional RSUs and any shares of Common Stock, cash or other property that become subject to the Award pursuant to this Section 2 will be subject, in a manner that the Committee or Administrator determines, to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as applicable to the RSUs and shares of Common Stock underlying the RSUs.

(c) No fractional shares of Common Stock, fractional RSUs or rights for fractional shares of Common Stock will be created pursuant to this Section 2. The Committee or Administrator will, in its discretion, determine an equivalent benefit for any fractional RSUs or fractional shares of Common Stock that might be created by the adjustments referred to in this Section 2.

3. VESTING; FORFEITURE.

(a) The RSUs shall vest in accordance with the vesting schedule set forth in the Grant Notice; provided, that in the event of a Change in Control, the Committee or Administrator may take one or more of the actions set forth in Section 9(c) of the Plan. Except as otherwise determined by the Committee or Administrator, the failure to satisfy the vesting requirements set forth in the Grant Notice shall result in the forfeiture and termination of the RSUs for no consideration therefor.

(b) Except as otherwise determined by the Committee or Administrator, the vesting of the RSUs will cease as of the date that your Service terminates for any reason, and, except as otherwise determined by the Committee or Administrator, any RSUs that have not vested in accordance with the vesting schedule set forth in your Grant Notice will terminate and be forfeited back to the Company for no consideration therefor on such date of termination.

4. DATE OF DELIVERY OR ISSUANCE.

(a) The issuance of shares of Common Stock in respect of the RSUs is intended be exempt from the requirements of Section 409A of the Code under the “short-term deferral exemption”, such that the issuance of shares of Common Stock will not trigger the additional tax imposed under Section 409A of the Code, and the Plan and this Agreement will be construed and administered in such a manner. However, the Company does not guarantee such tax treatment and shall not be liable to any party should any tax liability or penalty be incurred by reason of the application of Code Section 409A.

(b) Subject to the provisions of this Agreement and the Plan, the Company will issue to you one share of Common Stock for each RSU that becomes vested in accordance with the vesting schedule set forth in the Grant Notice (and has not otherwise been terminated or forfeited) as soon as reasonably practicable following the Vesting Date and, in any event, prior to March 15 of the calendar year following the calendar year during which the Vesting Date occurs.

5. SECURITIES LAW COMPLIANCE. The Company shall not be required to issue any Common Stock underlying the RSUs or other shares with respect to your RSUs unless either (a) the shares are registered under the Securities Act, or (b) the Company has determined that the issuance would be exempt from the registration requirements of the Securities Act. The Award must also comply with other applicable laws and regulations governing the Award, and you will not be issued shares of Common Stock underlying your RSUs if the Company determines that such receipt would not be in compliance with such laws and regulations.

6. DIVIDENDS. You will receive no benefit or adjustment to your RSUs with respect to any cash dividend, stock dividend, or other distribution, except for any adjustments permitted under Section 9 of the Plan.

7. RESTRICTIVE LEGENDS. The Common Stock issued with respect to the RSUs will be endorsed with appropriate legends determined by the Company.

8. TRANSFER RESTRICTIONS. Prior to the time that shares of Common Stock have been issued to you, you may not transfer, pledge, sell or otherwise dispose of all or any portion of the RSUs or the shares of Common Stock underlying the RSUs. You may not use the RSUs or shares of Common Stock underlying the RSUs as security for a loan, nor may you transfer, pledge, sell or otherwise dispose of such shares.

9. AWARD NOT A SERVICE CONTRACT. Your Service is not for any specified term and may be terminated by you or by the Company or an Affiliate at any time, for any reason, with or without cause and with or without notice. Nothing in this Agreement (including, without limitation, the vesting of your RSUs or the issuance of the shares of Common Stock subject to your RSUs), the Plan or any covenant of good faith and fair dealing that may be found implicit in this Agreement or the Plan will: (a) confer upon you any right to continue in the employ or service of, or affiliation with, the Company or an Affiliate; (b) constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or affiliation; (c) confer any right or benefit under this Agreement or the Plan unless such right or benefit has specifically accrued under the terms of this Agreement or Plan; or (d) deprive the Company of the right to terminate you at-will and without regard to any future vesting opportunity that you may have.

10. UNSECURED OBLIGATION. The Award is unfunded, and even as to any RSUs that vest, you will be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue Common Stock pursuant to this Agreement. You will not have voting or any other rights as a stockholder of the Company with respect to any RSUs, and with respect to the Common Stock underlying the RSUs, until Common Stock is issued pursuant to Section 4 of this Agreement. Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company with respect to the Common Stock so issued. Nothing contained in this Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

11. WITHHOLDING OBLIGATIONS.

(a) On or before the time the shares of Common Stock underlying the RSUs are issued to you, or at any time thereafter as requested by the Company in accordance with applicable tax laws, you agree to make adequate provision for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or any Affiliate that arise in connection with the Award (the “Withholding Taxes”). Specifically, the Company or an Affiliate may, in its sole discretion, satisfy all or any portion of the Withholding Taxes relating to the Award by any of the following means or by a combination of such means: (i) withholding from any compensation otherwise payable to you by the Company or an Affiliate; (ii) causing you to tender a cash payment; (iii) permitting or requiring you to enter into, or entering into on your behalf, a “same day sale” commitment with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”) whereby you, or the Company on your behalf, irrevocably elect(s) to sell a portion of the shares of Common Stock to be delivered in connection with your RSUs to satisfy the Withholding Taxes and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the Withholding Taxes directly to the Company or its Affiliates; or (iv) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to you in connection with your RSUs with a Fair Market Value (measured as of the date shares of Common Stock are issued to you) equal to the amount of such Withholding Taxes; provided, however, that, in respect of subclause (iv) above, the number of such shares of Common Stock so withheld will not exceed the amount necessary to satisfy the Company’s required tax withholding obligations using the maximum statutory withholding rates for federal, state, local and foreign tax purposes, including payroll taxes.

(b) Unless the tax withholding obligations of the Company and any Affiliate are satisfied, the Company will have no obligation to deliver to you any Common Stock.

(c) In the event the Company’s obligation to withhold arises prior to the issuance to you of Common Stock or it is determined after the issuance of Common Stock to you that the amount of the Company’s withholding obligation was greater than the amount withheld by the Company, you agree to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.

12. TERMINATION OF RSUS. The Company, in its sole discretion, may terminate all or any portion of the RSUs (including the vested portion of any RSUs that have not been settled in accordance with Section 4 hereof) in the event that the Company determines, in its sole discretion, that you have breached any of your obligations under any confidentiality, non-disclosure, non-compete, non-solicit, non-disparagement or proprietary rights agreement or policy entered into between you and the Company or an Affiliate or Subsidiary.

13. NOTICES. Any notices provided for in this Agreement or the Plan will be given in writing (including electronically) and will be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the U.S. mail, postage prepaid, addressed to you at the last address you provided to the Company. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and the Award by electronic means or to request your consent to participate in the Plan by electronic means. By accepting the Award, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

14. AMENDMENT. Except as set forth in Section 15 of the Plan, this Agreement may be amended only by a writing executed by the Company and you that specifically states that it is amending this Agreement. Notwithstanding the foregoing, this Agreement may be amended solely by the Company by a writing that specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to you, and provided that no such amendment adversely affecting in any material respect your rights hereunder may be made without your written consent. Without limiting the foregoing, the Company reserves the right to change, by written notice to you, the provisions of this Agreement in any way it may deem necessary, appropriate or desirable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision.

15. MISCELLANEOUS.

(a) The rights and obligations of the Company under the Award will be transferable by the Company to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by the Company’s successors and assigns.

(b) You agree upon request to execute any further documents or instruments necessary, appropriate or desirable in the sole determination of the Company to carry out the purposes or intent of the Award.

(c) You acknowledge and agree that you have reviewed the Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting the Award and fully understand all of the provisions of the Award.

(d) This Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e) All obligations of the Company under the Plan and this Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

16. NO OBLIGATION TO MINIMIZE TAXES. The Company has no duty or obligation to minimize the tax consequences to you of this Award and will not be liable to you for any adverse tax consequences to you arising in connection with this Award. You are hereby advised to consult with your own personal tax, financial and/or legal advisors regarding the tax consequences of this Award and by signing the Grant Notice, you have agreed that you have done so or knowingly and voluntarily declined to do so.

17. GOVERNING PLAN DOCUMENT. The Award is subject to the Plan, the provisions of which are hereby made a part of the Award, and is further subject to all interpretations, amendments, rules and regulations that may from time to time be promulgated and adopted pursuant to the Plan. Except as expressly provided in this Agreement, in the event of any conflict between the provisions of the Award and those of the Plan, the provisions of the Plan will control. The Committee and Administrator will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee and Administrator will be final and binding upon you, the Company, and all other interested persons. No member of the Committee or Administrator will be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Agreement.

18. EFFECT ON OTHER EMPLOYEE BENEFIT PLANS. The value of the Award subject to this Agreement will not be included as compensation, earnings, salaries, or other similar terms used when calculating benefits under any employee benefit plan (other than the Plan) sponsored by the Company or any Affiliate except as such plan otherwise expressly provides. The Company reserves its rights to amend, modify, or terminate any or all of the employee benefit plans of the Company or any Affiliate.

19. SEVERABILITY. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner that will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

* * * * *

This Restricted Stock Unit Award Agreement will be deemed to be signed by the Company and you upon the signing by you of the Restricted Stock Unit Grant Notice to which it is attached.

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